Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investors Relations (800) 400-6407 investor.relations@primeasset.com

Transcontinental Realty Reports 2005 Third Quarter Results

DALLAS (Nov. 14, 2005) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported a net loss of $3.6 million and $2.9 million, or $(.47) and $(.39) per share for the three and nine months ended September 30, 2005, compared to a net loss of $10.6 million and $11.5 million, or $(1.31) and $(1.44) per share for the same periods in 2004.

Income, sales and related expenses and costs for the three and nine months of 2005 resulted in increased operating income of $3.7 million and $6.6 million, compared to operating income of $750,000 and $666,000 in the 2004 comparable periods, and included:

  Increases in income from rents to $28.0 million and $76.2 million in 2005, from $22.1 million and $62.9 million in 2004. The increase was primarily attributable to completed apartment construction and increased hotel occupancies.

  Increases in property operations expenses to $17.7 million and $48.3 million, from $14.3 million and $40.5 million in 2004. The increase was primarily attributable to completed apartment construction, offset by decreases due to lower commercial occupancy.

  Other operating expenses -- consisting of depreciation and amortization, general and administrative expenses, and advisory fees to affiliate -- were $6.6 million and $21.3 million for the three and nine months of 2005, approximating the $7.1 million and $21.7 million in 2004. Decreases in depreciation were offset by slight increases in general and administrative expenses and advisory fees.

Other income items -- consisting of interest income, gain on foreign currency transaction, and other income -- were $1.3 million and $3.7 million in the three and nine months of 2005, approximating the $1.2 million and $4.0 million in 2004. Increases in interest income and other income were offset by a decrease in gain on foreign currency transaction.

Other expense items -- consisting of mortgage and loan interest expense and provision for asset impairment -- increased to $12.2 million and $30.4 million in the three and nine months of 2005 from $7.2 million and $21.3 million in 2004. The increase is primarily attributable to an increase in mortgage and loan interest expense due to completed apartment construction and new loans from the purchase of real estate, and a provision for asset impairment on a land tract in 2005.

Gain on land sales increased to $2.3 million and $4.7 million in the three and nine months of 2005, from $747,000 and $2.9 million in 2004.

Net income from discontinued operations increased to $894,000 and $7.5 million in the three and nine months of 2005, compared to a loss of $3.7 million and income of $3.1 million in 2004, representing 12 properties sold or held-for-sale in 2005 and 29 properties sold in 2004.

About Transcontinental Realty Investors, Inc.,

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, invests in real estate through direct equity ownership and partnerships nationwide. For more information, go to the web site at www.transconrealty-invest.com.

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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
	(dollars in thousands, except per share)
Rental and other property revenues	$28,029	$22,143	$76,239	$62,898

Property operating expenses	17,677	14,326	48,349	40,487
Other operating expenses	6,613	7,067	21,300	21,745
Total operating expenses	24,290	21,393	69,649	62,232

Operating income (loss)	3,739	750	6,590	666

Other income	1,314	1,168	3,672	3,971
Other expenses	(12,249)	(7,164)	(30,425)	(21,259)

Loss before gain on land sales, minority interest, and equity in earnings of investees	(7,196)	(5,246)	(20,163)	(16,622)

Gain on land sales	2,332	747	4,735	2,854
Minority interest	32	(155)	7	(867)
Equity in income (loss) of investees	(170)	(197)	976	(1,707)

Loss from continuing operations	(5,002)	(4,851)	(14,445)	(16,342)
Add: Income tax benefit (expense)	481	(2,004)	4,024	1,694
	(4,521)	(6,855)	(10,421)	(14,648)

Net income (loss) from discontinued operations, net of tax	894	(3,723)	7,474	3,146

Net income (loss)	(3,627)	(10,578)	(2,947)	(11,502)
Preferred dividend requirement	(53)	(53)	(157)	(158)

Net income (loss) applicable to Common shares	$(3,680)	$(10,631)	$(3,104)	$(11,660)

Basic and diluted earnings per share:
Net income (loss) from continuing operations	$(0.58)	$(0.85)	$(1.34)	$(1.83)
Discontinued operations	0.11	(0.46)	0.95	0.39
Net income (loss) applicable to Common shares	$(0.47)	$(1.31)	$(0.39)	$(1.44)

Weighted average Common shares used to compute earnings per share:
Basic and diluted	7,900,869	8,113,669	7,900,869	8,113,669